Exhibit 99


FOR IMMEDIATE RELEASE

Media Contact: Francis R. Lieder, Jr.
Telephone: 810-987-2200 Ext. 4186
FAX: 810-989-4098

Analysts Contact: Sebastian Coppola
Telephone: 810-987-2200 Ext. 4101
FAX: 810-989-4098

Contact at MCN: Stewart Lawrence
Telephone: 313-256-6289


   SEMCO ENERGY, Inc. REACHES AGREEMENT TO SELL GAS MARKETING
                DIVISION TO MCN ENERGY GROUP INC.


     PORT HURON, MI - MARCH 22 - SEMCO ENERGY, Inc. (NASDAQ/NM:
SMGS) today announced that it has reached an agreement to sell its natural gas marketing subsidiary, SEMCO ENERGY SERVICES, to CoEnergy Trading Company, a subsidiary of MCN Energy Group Inc.
     SEMCO ENERGY had announced in February its intention to sell this business.
     In announcing the sale, William L. Johnson, Chairman President and Chief Executive Officer of SEMCO ENERGY, Inc., said: "Energy marketing is a very competitive business with risks that do not fit well with our new business strategy.
     "Our focus now is to become one of the largest providers of underground engineering and construction services in North America. The sale of SEMCO ENERGY SERVICES will allow us to redirect our efforts toward continuing the growth of our other businesses."
     In 1998, SEMCO ENERGY SERVICES reported $398 million in revenues on sales volume of 166 billion cubic feet (Bcf) to both retail and wholesale customers. SEMCO ENERGY, Inc. expects to record a gain on the sale.
     Other specific terms of the agreement were not disclosed. Glen D. Kinder, President and Chief Executive Officer of
CoEnergy Trading Company, said the purchase of SEMCO ENERGY SERVICES includes retail sales of natural gas in 1998 totaling 13 Bcf to approximately 140 industrial and commercial customers and more than 4,000 retail accounts throughout Michigan, building upon CoEnergy marketing operations that delivered nearly 500 Bcf of gas in 1998.
     "As a successful energy marketer focused in the Great Lakes, Mid-Atlantic and New England regions of the United States and in eastern Canada, this acquisition fits very well with our existing marketing, transportation and storage assets," he said.
     The closing of the sale is conditioned on the approval of the SEMCO ENERGY Board of Directors. It also must be approved by the Federal Trade Commission and the U.S. Justice Department under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1987. Closing is anticipated by March 31.
     SEMCO ENERGY, Inc. has two other subsidiaries. SEMCO ENERGY GAS COMPANY is a local natural gas distribution company with approximately 250,000 residential, commercial and industrial customers in Michigan's Upper and Lower Peninsulas. SEMCO ENERGY VENTURES operates businesses involved in pipeline engineering and quality assurance services, construction services, propane distribution, intrastate pipelines and natural gas storage businesses in Kansas, Louisiana, Michigan, Missouri, New Jersey, Tennessee, Tex-as and Wisconsin.

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